Exhibit 99.1

Hard Rock Hotel & Casino Biloxi Provides An Insurance Update

Biloxi, MS – March 29, 2006 – Premier Entertainment LLC (d/b/a Hard Rock Hotel & Casino Biloxi) would like to provide an update on insurance matters.

As of March 28, 2006, Premier Entertainment Biloxi LLC, d/b/a Hard Rock Hotel & Casino Biloxi, has agreed in principle to settle a portion of its third tier excess insurance coverage claims, arising from Hurricane Katrina-related damage, for $66,179,275. This settlement, which is subject to Indenture Trustee (U.S. Bank) approval and certain other conditions, is for 91.75% face value of the insurance policies issued by Underwriters Lloyd and Swiss Re International. We have rejected offers which we deem inadequate from the remaining group of third tier carriers and, consequently, collection on the $59,000,000 balance in this excess layer of insurance coverage continues to be uncertain. Further, we have received a denial of coverage from one of the remaining carriers, with which we are in litigation.

Hard Rock Hotel & Casino Biloxi is owned and operated by Premier Entertainment Biloxi, LLC d/b/a Hard Rock Hotel & Casino Biloxi. The $235 million project was scheduled to open in September 2005 but was severely damaged by Hurricane Katrina on August 29, 2005.

Media Contact:

Shannon Oberlies

Vice President of Marketing

Hard Rock Hotel & Casino Biloxi

Shannon.oberlies@hardrockbiloxi.com